Exhibit 12.1

School Specialty, Inc.

Ratio of Earnings to Fixed Charges

(Dollars in Thousands)

	Six Months Ended October 25, 2008	2008	2007	Fiscal Year (1)		2004
				2006	2005
Earnings
Income before income taxes -
Continuing operations	$67,405	$73,941	$65,693	$30,829	$70,529	$65,397
Discontinued operations	—	(10,230)	(34,438)	(29,572)	(205)	1,315

Subtotal	67,405	63,711	31,255	1,257	70,324	66,712
Plus:
Fixed charges	12,162	23,322	25,631	22,776	16,301	21,100
Amortization of capitalized interest	36	72	36	49	48	48
Less interest capitalized during period	(104)	(272)	(336)	—	—	—

	$79,499	$86,833	$56,586	$24,082	$86,673	$87,860

Fixed Charges
Interest (expensed or capitalized)	$9,567	$18,157	$21,149	$17,951	$11,623	$16,564
Estimated portion of rent expense representative of interest	1,576	3,206	3,117	3,511	3,291	2,797
Amortization of deferred financing fees	1,019	1,959	1,365	1,314	1,387	1,739

	$12,162	$23,322	$25,631	$22,776	$16,301	$21,100

Ratio of earnings to fixed charges	6.5	3.7	2.2	1.1	5.3	4.2

(1)	All fiscal years presented were 52 weeks, except for fiscal 2005, which had 53 weeks.